Exhibit 23.1

Date : September 26th, 2016

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Zev Ventures Inc (File No. 333-205271)

We hereby consent to the inclusion in this, Amendment No.9 to the Registration Statement (the “Registration Statement”) on Form S-1/A of Zev Ventures, Inc (the “Company”) of our report, dated February 15, 2016, with respect to our audit of the financial statements of the Company as of December 31, 2015 and 2014 and the results of its operations, changes in equity and cash flows for the year ended December 31, 2015 and the period from inception (December 22, 2014) through December 31, 2014, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,